Ramaco Resources, Inc. Reports Second Quarter 2021 Financial Results

Company Release – August 2, 2021

●	Net income was $9.9 million (EPS of $0.23) and Adjusted EBITDA was $18.1 million for the second quarter of 2021. Adjusted EBITDA was the second-best quarter for the Company since our inception, driven by record total sales of 686,000 tons, annualized production from Elk Creek of 2.20 million tons, and continued strong cost control. As a result of our solid year-to-date results, we are again increasing both our full-year 2021 production and sales guidance, while lowering both our full-year 2021 cost and capital expenditure guidance.
●	Due to our strong second quarter of 2021, we have shifted to a net cash position of $6.0 million as of June 30, 2021. This compares to net debt of $15.3 million as of March 31, 2021. Subsequent to quarter-end, the Company had the following events:
a)	Ramaco completed a $34.5 million offering of senior unsecured 9.00% notes, which mature in July 2026;
b)	The Company was awarded a $32.7 million jury verdict in its lawsuit against Chubb Insurance, which has not yet been paid and is subject to potential appeal and post-trial motions; and,
c)	Ramaco was informed that the U.S. Small Business Administration (“SBA”) had forgiven an approximately $8.4 million Paycheck Protection Program (“PPP”) Loan which had been granted to the Company in 2020.
●	In late July 2021, the Company’s new Big Creek mine uncovered coal in its first work area. Construction is continuing on schedule, with production anticipated to ramp throughout the third quarter. The Berwind slope development is also progressing on time and on budget. Combined with existing production, the Company anticipates having at least 3 million tons of production on an annualized basis by mid-year 2022.

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) today reported quarterly net income of $9.9 million, or $0.23 per diluted share for the three months ended June 30, 2021, which was 275% above net income of $2.7 million, or $0.06 per diluted share for the three months ended June 30, 2020.

The Company’s adjusted earnings before interest, taxes, depreciation, amortization and equity-based compensation (“Adjusted EBITDA”) was $18.1 million for the three months ended June 30, 2021, 67% higher than the $10.8 million of Adjusted EBITDA for the three months ended June 30, 2020.

Key operational and financial metrics are presented below:

Key Metrics
	2Q21	1Q21	Change	2Q20	Change
Total Tons Sold ('000)	686	422	62%	362	89%
Revenue ($mm)	$76.1	$43.5	75%	$36.4	109%
Cost of Sales ($mm)	$57.8	$31.2	85%	$30.1	92%
Pricing of Company Produced ($/Ton)	$96	$89	8%	$91	5%
Cash Cost of Sales - Company Produced ($/Ton)	$69	$59	17%	$74	(7)%
Cash Margins on Company Produced ($/Ton)	$27	$30	(10)%	$17	59%
Net Income ($mm)	$9.9	$4.1	140%	$2.7	275%
Diluted Earnings per Share	$0.23	$0.10	136%	$0.06	262%
Adjusted EBITDA ($mm)	$18.1	$11.5	57%	$10.8	67%
Capex ($mm)	$4.8	$3.7	30%	$9.1	(47)%

Second Quarter 2021 Summary

Year over Year Quarterly Comparison

Overall production in the second quarter of 2021 was 574,000 tons, up 47% from the same period of 2020. Elk Creek alone produced 550,000 tons in the second quarter of 2021, which was a quarterly record. Overall total sales in the second quarter of 2021 were 686,000 tons, up 89% from 362,000 tons in the second quarter of 2020. Cash margins on Company produced coal were $27 per ton in the second quarter of 2021, up 59% from the same period of 2020. Pricing of Company produced coal sold was $96 per ton, which was 5% higher in the second quarter of 2021 compared to the second quarter of 2020. Company produced cash mine costs were $69 per ton in the second quarter of 2021, which were 7% lower than the same period of 2020. Despite higher sales related costs, as well as modest inflationary pressures, cash mine costs at Elk Creek of $64 per ton in the second quarter of 2021 were 10% lower than the same period of 2020.

Sequential Quarter Comparison

Total sales volume of 686,000 tons in the second quarter of 2021 was up 62% from the first quarter of 2021. This was a quarterly record by 27%.

Cash margins on Company produced coal decreased by 10% from the first quarter of 2021, due to higher cash costs per ton in the second quarter of 2021. Cash mine costs on Company produced coal were $69 in the second quarter of 2021 per ton compared to $59 per ton in the first quarter of 2021. Higher second quarter of 2021 cash costs were in-line with our previous guidance, and were partially offset by 8% higher revenue per ton sold in the second quarter of 2021 relative to the first quarter of 2021.

Other income was $3.4 million in the second quarter of 2021 compared to $2.9 million in the first quarter of 2021, principally due to the recognition of $2.9 million in the second quarter of 2021 for the CARES Act Employee Retention Tax Credit. In the first quarter of 2021, the Company recognized $2.5 million for the CARES Act Employee Retention Tax Credit and does not expect to qualify for this credit in the second half of 2021.

Additional Financial Results

At June 30, 2021, the Company had record liquidity of $49.4 million, consisting of $19.4 million of cash on hand plus $30.0 million of availability under its revolving credit facility. At June 30, 2021, the Company had a net cash position of $6.0 million. This compared to a net debt position of $15.3 million as of March 31, 2021.

Capital expenditures for the second quarter of 2021 totaled $4.8 million, a decrease of 47% as compared to $9.1 million for the second quarter of 2020. This decrease was principally due to the completion of our plate press project at Elk Creek in the second quarter of 2020.

The Company’s effective tax rate for the second quarter of 2021 was 10%, excluding a tax benefit of $1.0 million for legislative changes in West Virginia, and a $0.2 million tax expense related to vested restricted stock awards. Ramaco expects to continue to pay minimal cash taxes for the foreseeable future due to tax loss carryforwards.

On July 13, 2021, the Company completed a $34.5 million senior unsecured notes offering. The 9.00% notes mature in July 2026. The net proceeds from the offering will be used for general corporate purposes, including funding future acquisitions and investments, making capital expenditures and funding working capital. The notes have been listed on the NASDAQ Global Select Market under the symbol “METCL”.

On July 16, 2021, the Company was awarded a $32.7 million jury verdict in its lawsuit related to the November 2018 silo failure against Chubb INA Holdings, Inc. (“Chubb Insurance”), which has not yet been paid and is subject to potential appeal and post-trial motions.

On July 29, 2021, the Company was informed that the SBA had forgiven an approximately $8.4 million PPP Loan which had been granted to the Company in 2020.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Six months ended June 30,
	June 30,	March 31,	June 30,
In thousands, except per ton amounts	2021	2021	2020	2021	2020

Sales Volume
Company	664	406	362	1,071	778
Purchased	21	16	—	37	—
Total	686	422	362	1,108	778

Company Production
Elk Creek Mining Complex	550	511	337	1,061	789
Berwind Mining Complex (includes Triad)	24	66	53	91	119
Total	574	577	390	1,152	908

Company Financial Metrics(a)
Average revenue per ton	$96	$89	$91	$93	$92
Average cash costs of coal sold	69	59	74	65	70
Average cash margin per ton	$27	$30	$17	$28	$22

Elk Creek Financial Metrics(a)
Average revenue per ton	$95	$87	$90	$92	$91
Average cash costs of coal sold	64	55	72	61	66
Average cash margin per ton	$31	$32	$18	$31	$25

Purchased Coal Financial Metrics(a)
Average revenue per ton	$109	$79	$—	$96	$—
Average cash costs of coal sold	91	72	—	83	—
Average cash margin per ton	$18	$7	$—	$13	$—

Capital Expenditures	$4,826	$3,725	$9,119	$8,551	$18,019

(a)	Excludes transportation.

Outlook and Comment

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer noted, “The past month marked a number of key milestones for the Company. In a cyclical commodity business, we always strive to manage for cash and liquidity. First, we took an already industry-leading balance sheet and significantly improved it. We printed $30 million of Adjusted EBITDA in the first half of 2021, against just $9 million of capital expenditures. As a result, we shifted from having a modest net debt position to a net positive cash position of $6 million as of June 30, 2021. We believe we are the only U.S. publicly traded coal company to be in this position. We ended the quarter with a record of almost $50 million of liquidity.

Indeed, since quarter-end in July we have experienced a series of very positive events which have greatly improved our overall financial posture. In early July, we took steps to further increase that strong liquidity position in order to provide us optionality to take advantage of opportunities to both accelerate development of new production, as well as perhaps pursue other development opportunities. On July 13, 2021, we raised $34.5 million in senior unsecured 9.00% notes. This is the first unsecured notes transaction for any publicly traded U.S. coal group in over four years. We view this successful transaction as validation of both our creditworthiness, as well as our strategy since inception, to maintain minimal net debt and asset retirement obligations. Additionally, in mid-July, after lengthy multi-year litigation we were awarded an approximately $33 million jury verdict against insurance companies indirectly owned by Chubb INA Holdings, Inc. (“Chubb Insurance”) related to the November 2018 silo failure at our Elk Creek complex. Finally, last week we were informed that the SBA had forgiven the approximately $8.4 million PPP Loan we had been granted during the onset of the COVID-19 pandemic. The combination of these events, together with our outstanding operational performance has candidly put us in the best financial condition we have had as a public company.”

Atkins continued, “In addition to these financial milestones this quarter, we had some key operational and sales highlights. On marketing, we booked another exceptional quarter with almost 700,000 total tons sold. We exceeded our previous quarterly sales record by over 25%. This reflects Ramaco’s continued success in making inroads into new and existing export markets. Also, looking at operations, for the second straight quarter Elk Creek set a production record while it was able to operate without any major operational or market-related constraints. Our second quarter production levels at Elk annualize to 2.2 million tons, which is even a bit above our current nameplate capacity. As a result of our strong production and sales through the first half of 2021, we are increasing our full-year 2021 guidance on both fronts.”

Atkins further noted, “On both the cost and capital expenditure side, first half of 2021 results have also come in much better than originally expected. Specifically, cash mine costs at Elk Creek have come in under $61 per ton through June 30. Overall capital expenditures were under $9 million during that same timeframe. In another guidance upgrade, we are again reducing our full-year 2021 cost and capital expenditure guidance.

Turning to our previously announced growth projects, the Big Creek mine recently uncovered coal in its first work area, and the Berwind slope development is also progressing on time and on budget. We continue to maintain our goal of producing at least 3 million tons on an annualized basis by mid-year 2022. Our current liquidity levels fortunately allow us to consider an acceleration of our production growth in these current strong market conditions, as we seek to essentially double our production slate to a 4-5 million ton overall level. We will be examining near-term options in this regard and expect to publicly discuss these over the coming months.”

Atkins concluded, “Our focus on production growth is fueled by the increasingly positive current economic macro backdrop. We expect bullish conditions in the steel and metallurgical markets to continue to provide strong tailwinds for met coal demand over the next 12-18 months. There is substantial anecdotal evidence. On the demand side, U.S. low-vol metallurgical coal price indices post their COVID-19 induced lows have more than doubled with the U.S. low-vol met index moving from roughly $100 per ton this time last year to $220 per ton currently. Domestic hot rolled coil steel prices are at record levels above $1,800 per ton. U.S. steel capacity utilization recently hit above 84% for the first time since 2008. On the supply equation, globally existing supply of high-quality, low-sulfur metallurgical coal of the type which we produce, remains scarce. We also see nothing on the horizon to change our view that the met coal supply response will continue to be muted for a variety of factors.

This positive demand/supply environment is occurring as we head into near-term discussions with domestic steel mills for the 2022 annual contracts. We expect the results of these 2022 negotiations to fuel significantly higher pricing than in 2021. Lastly, we are also fortunate that currently we have up to 400,000 remaining tons of 2021 production to be sold in the second half of this year. We expect these remaining tons will be sold for export, priced at current market levels and will produce attractive margins.

All of this bodes extremely well for Ramaco as we look out at both the balance of this year and beyond into 2022. We remain uniquely positioned to benefit from a number of factors. These include the combination of near and medium-term demand growth, strong index-based pricing, our low-cost/high-quality production, a formidable balance sheet and the impending roll-off of much lower priced 2021 domestic steel contracts. We are looking forward to the results of 2021 producing our strongest year of free cash flow since we became public.”

2021 Guidance

(In thousands, except per ton amounts and percentages)

	2021 Guidance	2020 Actuals

Company Production
Elk Creek	1,975 - 2,050	1,548
Triad	125 - 175	—
Berwind	25 - 75	147
Big Creek	50 - 100	—
Total	2,175 - 2,400	1,695

Sales Mix (a)
Metallurgical	2,175 - 2,350	1,749
Steam	25 - 75	—
Total	2,200 - 2,425	1,749

Cost Per Ton
Elk Creek	$61 - 65	$70

Other
Capital Expenditures	$23,000 - 26,000	$24,753
Selling, general and administrative expense (b)	$14,000 - 16,000	$16,883
Depreciation and amortization expense	$24,000 - 28,000	$20,912
Interest expense, net	$1,500 - 2,500	$1,224
Cash taxes	$0 - 25	$19
Effective tax rate (c)	10 - 15%	20%

(a)	2021 guidance assumes a small amount of purchased coal.
(b)	Excluding stock-based compensation.
(c)	Normalized, to exclude discreet items.

Committed 2021 Sales Volume (a)

(In millions, except per ton amounts)

	Volume	Average Price
North America, fixed priced	1.4	$88
Seaborne, fixed priced	0.5	$98
Total, fixed priced	1.9	$91
Indexed priced	0.1
Total committed tons	2.0

(a)	Amounts as of June 30, 2021 and includes a small amount of purchased coal. Totals may not add due to rounding.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has seven active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Tuesday, August 3, 2021. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/mmc/p/e6fj8fzv.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or further decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share amounts	2021	2020	2021	2020

Revenue	$76,057	$36,374	$119,511	$78,310

Costs and expenses
Cost of sales (exclusive of items shown separately below)	57,762	30,134	88,958	61,069
Asset retirement obligations accretion	154	159	305	300
Depreciation and amortization	5,955	5,341	12,110	10,343
Selling, general and administrative	5,165	5,039	9,873	9,756
Total costs and expenses	69,036	40,673	111,246	81,468

Operating income (loss)	7,021	(4,299)	8,265	(3,158)

Other income	3,432	8,504	6,367	9,714
Interest expense, net	(283)	(293)	(485)	(572)
Income before tax	10,170	3,912	14,147	5,984
Income tax expense	228	1,260	62	1,370
Net income	$9,942	$2,652	$14,085	$4,614

Earnings per common share
Basic earnings per share	$0.23	$0.06	$0.32	$0.11
Diluted earnings per share	$0.23	$0.06	$0.32	$0.11

Basic weighted average shares outstanding	44,184	42,704	43,816	42,232
Diluted weighted average shares outstanding	44,184	42,704	43,816	42,232

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except per-share amounts	June 30, 2021 (Unaudited)	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$19,394	$5,300
Accounts receivable	13,882	20,299
Inventories	19,575	11,947
Prepaid expenses and other	4,912	4,953
Total current assets	57,763	42,499
Property, plant and equipment, net	177,575	180,455
Financing lease right-of-use assets, net	5,750	—
Advanced coal royalties	5,421	4,784
Other	573	885
Total Assets	$247,082	$228,623

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$16,847	$11,742
Accrued expenses	12,946	11,591
Asset retirement obligations	334	46
Current portion of long-term debt	4,931	4,872
Current portion of financing lease obligations	1,748	—
Other current liabilities	111	862
Total current liabilities	36,917	29,113
Asset retirement obligations	15,201	15,110
Long-term debt, net	3,125	12,578
Long-term financing lease obligations, net	3,584	—
Deferred tax liability	1,824	1,762
Other long-term liabilities	1,001	965
Total liabilities	61,652	59,528

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	441	427
Additional paid-in capital	161,095	158,859
Retained earnings	23,894	9,809
Total stockholders' equity	185,430	169,095
Total Liabilities and Stockholders' Equity	$247,082	$228,623

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Six months ended June 30,
In thousands	2021	2020
Cash flows from operating activities
Net income	$14,085	$4,614
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	305	300
Depreciation and amortization	12,110	10,343
Amortization of debt issuance costs	29	29
Stock-based compensation	2,577	2,029
Other income - employee retention tax credit	(5,316)	—
Other income - PPP Loan	—	(7,305)
Deferred income taxes	62	1,370
Changes in operating assets and liabilities:
Accounts receivable	6,417	3,455
Prepaid expenses and other current assets	4,724	1,229
Inventories	(7,628)	(10,194)
Other assets and liabilities	(258)	(372)
Accounts payable	4,562	323
Accrued expenses	1,253	1,012
Net cash from operating activities	32,922	6,833

Cash flow from investing activities:
Purchases of property, plant and equipment	(8,551)	(18,019)

Cash flows from financing activities
Proceeds from PPP Loan	—	8,444
Proceeds from borrowings	14,100	29,443
Repayments of borrowings	(23,523)	(21,604)
Repayments of financed insurance payable	(751)	(562)
Repayments of financing leased equipment	(409)	—
Restricted stock surrendered for withholding taxes payable	(327)	(193)
Net cash from financing activities	(10,910)	15,528

Net change in cash and cash equivalents and restricted cash	13,461	4,342
Cash and cash equivalents and restricted cash, beginning of period	6,710	6,865
Cash and cash equivalents and restricted cash, end of period	$20,171	$11,207

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended June 30,		Six months ended June 30,
(In thousands)	2021	2020	2021	2020

Reconciliation of Net Income to Adjusted EBITDA
Net income	$9,942	$2,652	$14,085	$4,614
Depreciation and amortization	5,955	5,341	12,110	10,343
Interest expense, net	283	293	485	572
Income tax expense	228	1,260	62	1,370
EBITDA	16,408	9,546	26,742	16,899
Stock-based compensation	1,522	1,106	2,577	2,029
Accretion of asset retirement obligations	154	159	305	300
Adjusted EBITDA	$18,084	$10,811	$29,624	$19,228

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenue and cost of sales under U.S. GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended June 30, 2021			Three months ended June 30, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$73,211	$2,846	$76,057	$36,374	$—	$36,374
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(9,273)	(549)	(9,822)	(3,454)	—	(3,454)
Non-GAAP revenue (FOB mine)	$63,938	$2,297	$66,235	$32,920	$—	$32,920
Tons sold	664	21	686	362	—	362
Revenue per ton sold (FOB mine)	$96	$109	$97	$91	$—	$91

	Three months ended March 31, 2021
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$41,794	$1,661	$43,455
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(5,803)	(421)	(6,224)
Non-GAAP revenue (FOB mine)	$35,991	$1,240	$37,231
Tons sold	406	16	422
Revenue per ton sold (FOB mine)	$89	$79	$88

	Six months ended June 30, 2021			Six months ended June 30, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$115,004	$4,507	$119,511	$78,310	$—	$78,310
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(15,077)	(969)	(16,046)	(6,560)	—	(6,560)
Non-GAAP revenue (FOB mine)	$99,927	$3,538	$103,465	$71,750	$—	$71,750
Tons sold	1,071	37	1,108	778	—	778
Revenue per ton sold (FOB mine)	$93	$96	$93	$92	$—	$92

Non-GAAP cash cost per ton

	Three months ended June 30, 2021			Three months ended June 30, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$55,298	$2,464	$57,762	$30,134	$—	$30,134
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(9,274)	(549)	(9,823)	(3,201)	—	(3,201)
Non-GAAP cash cost of sales	$46,024	$1,915	$47,939	$26,933	$—	$26,933
Tons sold	664	21	686	362	—	362
Cash cost per ton sold	$69	$91	$70	$74	$—	$74

	Three months ended March 31, 2021
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$29,636	$1,562	$31,198
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(5,803)	(421)	(6,224)
Non-GAAP cash cost of sales	$23,833	$1,141	$24,974
Tons sold	406	16	422
Cash cost per ton sold	$59	$72	$59

	Six months ended June 30, 2021			Six months ended June 30, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$84,932	$4,026	$88,958	$61,069	$—	$61,069
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(15,074)	(970)	(16,044)	(6,307)	—	(6,307)
Non-GAAP cash cost of sales	$69,858	$3,056	$72,914	$54,762	$—	$54,762
Tons sold	1,071	37	1,108	778	—	778
Cash cost per ton sold	$65	$83	$66	$70	$—	$70

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

# # #